Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Clene Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other(2)	30,000,000	$0.3125	$9,375,000	$147.60 per $1,000,000	$1,383.75
	Total Offering Amounts					$9,375,000		$1,383.75
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,383.75

(1)

Represents 30,000,000 additional shares of Clene Inc. (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), available for awards under the Clene Inc. Amended 2020 Stock Plan (the “2020 Stock Plan”). The amendment to increase the number of shares of Common Stock reserved for issuance under the 2020 Stock Plan from 18,400,000 to 48,400,000 was approved by the Board of Directors of the Company on April 3, 2024, and by the stockholders of the Company on May 29, 2024. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or similar transaction.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price per unit is equal to the average of the high and low prices for the Company’s Common Stock as reported by The Nasdaq Capital Market on June 4, 2024.